Exhibit 10.20
AMENDED AND RESTATED
COOPER INDUSTRIES, LTD.
DIRECTORS’ STOCK PLAN
(As Amended and Restated as of November 4, 2008)
(Amendments in connection with Section 409A of the Code Effective January 1, 2005)
1.	Purpose and Authorized Shares.
1.1 The purpose of this Directors’ Stock Plan (the “Plan”) is to align more closely the interests of the nonemployee directors of Cooper Industries, Ltd. (the “Company”) with the interests of the Company’s shareholders and to attract, motivate and retain experienced and knowledgeable directors. Accordingly, the Company will distribute shares, or restricted stock units exchangeable for shares, of Common Stock of the Company to nonemployee directors on the terms and conditions set forth in this Plan.
1.2 The total number of shares of Common Stock available for issuance under this Plan is 800,000 shares in the aggregate (adjusted to reflect the two-for-one stock split completed in March 2007) previously approved by the shareholders of the Company, subject to adjustment pursuant to Section 10. Shares available for issuance under this Plan may be authorized and unissued shares or shares held by any of the Company’s subsidiaries, as the Company may determine from time to time. Any shares that have been subject to restricted stock units that do not vest shall again be available for exchange of restricted stock units.
2.	Definitions. As used in the Plan:
2.1	“Affiliate” shall mean all employers, present and future, with whom the Company is considered a single employer under Sections 414(b) and 414(c) of the Code.

2.2	“Board” means the Board of Directors of the Company

2.3	“Change in Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of section 409A of the Code.

2.4	“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.5	“Common Stock” means the Class A common shares, par value $0.01 a share, of the Company.

2.6	“Deferral Election” shall have the meaning set forth in Section 5 hereof.

2.7	“Deferred Shares” shall have the meaning set forth in Section 5 hereof.

2.8	“Deferred Share Account” shall have the meaning set forth in Section 5 hereof.

2.9	“Dividend Equivalents” shall have the meaning set forth in Section 7 hereof.

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2.10	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.11	“Fair Market Value” of a share of Common Stock, as of any date, means the closing sales price of a share of Common Stock as reported on the Stock Exchange on the applicable date, provided that if no sales of Common Stock were made on the Stock Exchange on that date, the closing sales price as reported on the Stock Exchange for the preceding day on which sales of Common Stock were made, and provided further that, in the event of a Change in Control, Fair Market Value shall not be less than the highest price per share actually paid for the Common Stock in connection with the Change in Control of the Company.

2.12	“Grant Date” shall mean the day on which the Annual Meeting of Shareholders commences.

2.13	“Participant” means a member of the Board who is not an officer or employee of the Company or any of its Affiliates.

2.14	“Restricted Stock Award” shall have the meaning set forth in Section 4 hereof.

2.15	“Restricted Stock Unit” shall have the meaning set forth in Section 6 hereof.

2.16	“Section 409A” shall mean Section 409A of the Code and the regulations and rulings promulgated thereunder.

2.17	“Separation from Service” shall mean a Participant’s termination of service as a director, and the termination of all employment (if any) of a Participant with the Company and all Affiliates for any reason other than death. Whether a Participant has incurred a Separation from Service shall be determined in accordance with Section 409A.

2.18	“Stock Award” shall have the meaning set forth in Section 4 hereof.

2.19	“Stock Exchange” means the New York Stock Exchange, Inc. (“NYSE”) or, if the Common Stock is no longer included on the NYSE, then such other market price reporting system on which the Common Stock is traded or quoted.
3.	Administration.
3.1 This Plan shall be, to the maximum extent possible, self-effectuating. This Plan shall be construed, interpreted and, to the extent required, administered by the Board or a committee appointed by the Board to act on its behalf under this Plan. Notwithstanding the foregoing, no Participant shall participate in any decision relating solely to his or her benefits. Subject to the foregoing, the Board may resolve any questions and make all other determinations and adjustments required by this Plan, maintain all the necessary records for the administration of the Plan, and provide forms and procedures to facilitate the implementation of this Plan.

3.2 Any determination of the Board or committee made in good faith shall be conclusive. In performing its duties, the Board or the committee shall be entitled to rely on public records and on information, opinions, reports or statements prepared or presented by officers or employees of the Company or other experts believed to be reliable and competent. The Board or the committee may delegate ministerial, bookkeeping and other nondiscretionary functions to individuals who are officers or employees of the Company.
4.	Award of Stock and Restricted Stock Units. Each Participant shall receive annually on the Grant Date an award of Common Stock (a “Stock Award”) and Restricted Stock Units (a “Restricted Stock Award”) with an aggregate Fair Market Value of $175,000, delivered in the following proportion: the number of shares of Common Stock representing the Stock Award shall have a Fair Market Value of $58,333 and the number of shares representing the Restricted Stock Award shall have a Fair Market Value of $116,667. If the Stock Award is not subject to a Deferral Election, cash shall be distributed to the Participant in lieu of fractional shares. The Stock Award and Restricted Stock Award are for services to be provided by the Participant as a Director from the Grant Date until the next Annual Meeting of the Shareholders. Any Participant who is newly elected or appointed to the Board after the Grant Date shall receive, on the first business day of the first quarter following his or her election or appointment as a director, a pro rata award for the year he or she is elected or appointed. For example, if the Company has five regular Board meetings during the year, the pro rata award to a newly elected or appointed Participant would be as follows:
(a) if elected or appointed at or before the first regular Board meeting following the Grant Date, the aggregate Fair Market Value of the Stock Award and Restricted Stock Award would be $140,000; or
(b) if elected or appointed at or before the second regular Board meeting following the Grant Date, the aggregate Fair Market Value of the Stock Award and Restricted Stock Award would be $105,000; or
(c) if elected or appointed at or before the third regular Board meeting following the Grant Date, the aggregate Fair Market Value of the Stock Award and Restricted Stock Award would be $70,000; or
(d) if elected or appointed at or before the fourth regular Board meeting following the Grant Date, the aggregate Fair Market Value of the Stock Award and Restricted Stock Award would be $35,000.
A Participant shall not be required to make any payment for any shares or Restricted Stock Units delivered under this Section 4, other than services rendered as a director. Upon delivery of shares of Common Stock, the recipient shall have the entire beneficial ownership interest in, and all rights and privileges of an owner as to those shares, including the right to vote the shares and to receive dividends thereon.
5.	Deferral Election.
5.1 On or prior to the December 31st preceding the Grant Date, each Participant may make an election to defer the receipt (a “Deferral Election”) of all or any percentage of the shares of Common Stock otherwise payable to such Participant pursuant to Section 4 hereof. Any Deferral Election shall be in writing on a Company-approved form, shall specify the percentage of shares to be deferred, and shall be irrevocable for the Stock Award or Restricted Stock Award for which the Deferral Election is made, subject to Sections 5.3 and 5.4. Notwithstanding the foregoing, any Participant who is newly elected or appointed to the Board after the Grant Date may make the election under this Section 5, within thirty (30) days of election or appointment to the Board, with respect to the percentage of the pro-rata Stock Award or Restricted Stock Award that is to be deferred; provided that the Participant has not previously been eligible to participate in the Plan or in any other nonqualified account balance plan of the Company or of any Affiliate that is required to be aggregated with the Plan under Section 409A. Any Deferral Election made by a Participant shall remain in effect for future Grant Dates unless changed by the Participant prior to the expiration of time for making such Deferral Election.
5.2 At the time of making a Deferral Election, a Participant shall elect the time and form of payment. The date for the payment, or commencement of payment, shall be a specified calendar year. Subject to any limitations imposed by the Committee and/or Section 409A, the specified calendar year may be during the Participant’s service as a director; the earlier or later of the calendar year in which a Participant incurs a Separation from Service or attains a specified age; or the earliest of the Participant’s death, Separation from Service, a specified calendar year, or a Change in Control. The form of the payment shall be either a lump sum or a series of substantially equal annual installments over a period not to exceed ten (10) years.
5.3 A Participant may change an initial election in order to delay payment or to change the form of payment if the following conditions are met: (i) such election shall not take effect until at least twelve (12) months after the date on which the election is made; (ii) the payment with respect to which such election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise be made; and (iii) any election for a “specified time (or pursuant to a fixed schedule),” within the meaning of Section 409A, may not be made less than twelve (12) months prior to the date of the first scheduled payment. To the extent permitted under Section 409A, payments previously elected as installments shall be treated as a single payment.
5.4 On or before December 31, 2008, a Participant may make an election to change the time and form of payment of that portion of his Deferred Share Account credited for shares that were deferred for calendar years 2005, 2006, 2007, and 2008; provided that:
          (i) The requirements for transition relief under Section 409A are met, including the requirements that no shares subject to the election shall otherwise be payable in 2008 and that the election shall not cause any shares to be paid in 2008 that would not otherwise be payable in such year; and
          (ii) The special election shall be subject to Section 5.2 of this Plan.
5.5 The Company shall credit to an account (a “Deferred Share Account”) maintained on behalf of a Participant, as of the date on which the shares would otherwise be transferred hereunder, notional shares for the shares of Common Stock deferred (“Deferred Shares”). Deferred Shares shall be credited with an amount equal to the dividends that would have been paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be credited (i) as of the payment date of such dividends, and (ii) only with respect to Deferred Shares credited to such Participant prior to the record date of the dividend. When credited, Dividend Equivalents shall be converted into an additional number of Deferred Shares as of the payment date of the dividend, based on the Fair Market Value on such payment date. Such Deferred Shares shall thereafter be treated in the same manner as any other Deferred Shares under the Plan.
5.6 Deferred Shares will be distributed in whole shares of Common Stock and cash in lieu of fractional shares. Unless otherwise provided in the Participant’s Deferral Election, payments shall be made or begin on March 1 of the calendar year specified by the Participant in his Deferral Election, and if installments are elected and effective, the second installment and any other subsequent installments shall be paid on each subsequent March 1 for the period certain. If the Deferred Shares are payable in installments, the amount of each installment shall be equal to a fraction of the amount of the Deferred Shares remaining to be paid with respect to the applicable Deferral Election, the numerator of which is one and the denominator of which is the number of installments remaining to be paid.
5.7 Except as provided in Section 11 and as permitted under Section 409A, no acceleration of the time or form of payment of a Deferred Share Account, or any portion thereof, shall be permitted. In the event of the death of a Participant, the undistributed balance of his Deferred Share Account shall be distributed upon his death to his beneficiary in one lump sum within ninety (90) days of his death, provided that, if such ninety-day period begins in one taxable year and ends in another taxable year, neither Participant’s estate nor any beneficiary of Participant’s Deferred Share Account may choose in which taxable year such lump sum will be paid. The beneficiary or beneficiaries shall be designated in writing by the Participant in the form and manner specified by the Committee; if no designation has been made, the estate of the Participant shall be his beneficiary.
6.	Restricted Stock Units.
6.1 Each Restricted Stock Unit represents the right to receive one share of Common Stock upon the Participant ceasing to serve on the Board for any reason (“Restricted Stock Unit”). A Participant cannot exchange his or her Restricted Stock Units for shares of Common Stock prior to such Participant ceasing to serve on the Board. The Company shall maintain on behalf of each Participant an account listing the Restricted Stock Units granted to such Participant. Restricted Stock Units shall vest on a pro rata basis upon each regular Board meeting in August, November, February, and April following the Grant Date for such Restricted Stock Units. When a Participant ceases his or her service on the Board for any reason including, without limitation, death or retirement in accordance with the Board’s retirement policy, such Participant shall forfeit any unvested Restricted Stock Units.
6.2 Shares issued in exchange for Restricted Stock Units will be distributed in whole shares and cash in lieu of fractional shares pursuant to the terms of the Deferral Election made by a Participant. In the absence of such an election, all shares issuable upon the exchange of Restricted Stock Units shall be paid to a Participant in a lump sum on the

March 1st following the calendar year in which the Participant has a Separation from Service.
7.	Dividend Equivalents. Deferred Shares and Restricted Stock Units shall be credited with an amount equal to the dividends that would have been paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be credited (i) as of the payment date of such dividends, and (ii) only with respect to Deferred Shares and Restricted Stock Units credited to such Participant prior to the record date of the dividend. When credited, Dividend Equivalents shall be converted into an additional number of Deferred Shares or Restricted Stock Units, as applicable, as of the payment date of the dividend, based on the Fair Market Value on such payment date. Such Deferred Shares or Restricted Stock Units shall thereafter be treated in the same manner as any other Deferred Shares or Restricted Stock Units, respectively, under the Plan.

8.	Rights as a Shareholder. Except as otherwise expressly provided herein with respect to Dividend Equivalents, a Participant shall have no rights as a shareholder of the Company with respect to any Deferred Shares or Restricted Stock Units until he or she becomes the holder of record of such shares.

9.	Vesting. A Participant shall be 100% vested in his or her Deferred Share Account at all times. A Participant shall be vested in his or her Restricted Stock Units as provided in Section 6.1 hereof.

10.	Award of Stock Options. The Board may also approve granting Participants awards in the form of a nonqualified option to purchase shares of Common Stock upon the terms and conditions set forth in this Plan.

11.	Terms and Conditions of Options.
11.1 The option exercise price shall be the Fair Market Value on the Grant Date.
11.2 The option shall become fully exercisable on the third anniversary of the Grant Date. If, prior to the third anniversary of the Grant Date, the Participant ceases to be a Director of the Company for any reason other than death or retirement in accordance with the Board’s retirement policy, the option rights shall terminate immediately. If the Participant dies while serving as a Director of the Company or retires in accordance with the Board’s retirement policy, all outstanding options shall become fully exercisable immediately.
11.3 The duration of stock options shall be 10 years from the Grant Date.
11.4 Options may be exercised in whole or in part by delivering to the Company at its principal executive office (directed to the attention of the Secretary or Assistant Secretary) a written notice, signed by the Participant or by the Participant’s executor, administrator or a person entitled by will or the laws of descent and distribution to exercise the option, as the case may be, of the election to exercise the option and stating the number of shares in respect of which it is then being exercised. The option shall be deemed exercised as of the date the Company receives such notice. Payment of the exercise price shall be made in cash or with shares of Common Stock or a combination of both delivered at the time that an option, or any part thereof, is exercised.
No shares shall be issued pursuant to the exercise of an option until full payment therefor is received. Common Stock used as payment shall have been owned by the Participant not less than six months preceding the date the option is exercised and shall be valued at its Fair Market Value.
11.5 An option may be exercised only by the Participant or, in the case of the Participant’s death, by the executor or administrator of the Participant’s estate or by the person who acquired the right to exercise such option by bequest or inheritance. After the Participant ceases to be a member of the Board, vested options may be exercised for the remaining term of the option or for a period of five years, whichever is less.
11.6 An option shall not be transferable by the Participant other than by will or by the laws of descent and distribution.
12.	Changes in Common Stock. In the event of any change in the number of outstanding shares by reason of any stock dividend, stock split, recapitalization, merger, consolidation, exchange of shares or other similar corporate change, the following shall be adjusted appropriately to reflect such change: (i) the number of shares available for issuance under the Plan; (ii) the number of shares credited to a Deferred Share Account pursuant to Section 5; and (iii) the number of Restricted Stock Units credited to a Participant’s account pursuant to Section 6.

13.	Change in Control. In the event of a Change in Control, all outstanding options shall vest automatically, all outstanding options shall be canceled, and the Company shall make a payment in cash to each Participant with an outstanding option, within 10 days after the effective date of the Change in Control, in an amount equal to the excess of the Fair Market Value over the option exercise price times the number of shares subject to the outstanding options. Upon a Change in Control, all Deferred Shares, to the extent credited prior to the Change in Control, shall be issued immediately or, if the Common Stock is no longer trading on the Stock Exchange, shall be paid immediately in cash. Upon a Change in Control, all Restricted Stock Units shall be converted into unrestricted shares of Common Stock and issued immediately or, if the Common Stock is no longer trading on the Stock Exchange, shall be paid immediately in cash. For purposes of this Section 11, the cash equivalent value of a Deferred Share or a Restricted Stock Unit shall be the Fair Market Value.

14.	Amendment and Termination. The Board may, from time to time, amend or terminate the Plan; provided, however, that (i) no amendment or termination shall adversely affect the rights of any Participant without his or her consent with respect to outstanding options, Stock Awards, or Restricted Stock Awards, (ii) no amendment or termination shall, without the Participant’s consent, permit a distribution of shares or cash under this Plan in a manner that is inconsistent with the requirements of Section 409A, and (iii) no amendment shall be effective prior to approval by the Company’s shareholders to the extent such approval is then required pursuant to applicable stock exchange rules or SEC regulations, including Rule 16b-3 under the Exchange Act in order to preserve the exemptions provided by Rule 16b-3. In addition, the provisions of this Plan that determine the amount, price, or timing of awards shall not be amended more than once every six months (other than as may be necessary to conform to any applicable changes in the Internal Revenue Code of 1986, as amended or the rules thereunder), unless such amendment is consistent with Rule 16b-3.

15.	Effective Date. This Plan shall continue in effect until April 30, 2016. After termination of the Plan, no future awards may be granted but previously outstanding awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

16.	Withholding. To the extent required by applicable federal, state, local, or foreign law, a Participant shall make arrangements satisfactory to the Company for the payment of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Stock under the Plan until such obligations are satisfied. A Participant may satisfy any such withholding obligation by (i) having the Company retain the number of shares of Common Stock or (ii) tendering the number of shares of Common Stock, in either case, whose Fair Market Value equals the amount required to be withheld.

17.	Interpretation. It is the intent of the Company that this Plan satisfy and be interpreted in a manner that satisfies the applicable requirements of (i) Section 409A and (ii) Rule 16b-3 under the Exchange Act so that Participants will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder. Any contrary interpretation shall be avoided.

Notwithstanding any other provision of the Plan, although the Board and any designee of the Board shall use their best efforts to avoid the imposition of taxation, penalties, and interest under Section 409A, the tax treatment of Participant deferrals under the Plan shall not be, and is not, warranted or guaranteed. If the Plan fails to meet the requirements of Section 409A with respect to a Participant, the Company shall distribute the amount required to be included in such Participant’s gross income as a result of such failure. Neither the Company, the Board, nor any of their designees shall be held liable for any taxes, penalties, or other monetary amounts owed by a Participant, Beneficiary, or other person as a result of any deferral or payment under the Plan.

18.	Government and Other Regulations. The obligations of the Company to deliver shares under the Plan shall be subject to all applicable laws, rules and regulations and such approvals by any government agency as may be required, including, without limitation, compliance with the Securities Act of 1933, as amended.

19.	No Right to Continue as a Director. Nothing contained in this Plan shall be deemed to confer upon any Participant any right to continue as a director of the Company.

20.	Governing Law. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant thereto, shall be governed by the laws of the State of Texas.